Exhibit 99.1

FOR IMMEDIATE RELEASE

Equifax Announces Binding Agreement to Acquire Australia’s Leading Credit Information Company Veda Group Limited for USD$1.8 billion

ATLANTA, November 22, 2015 -- Equifax Inc. (NYSE:EFX) (‘Equifax’) and Veda Group Limited (ASX:VED) (‘Veda’) have reached a binding agreement for Equifax to acquire all outstanding shares of the common stock of Veda for AUD$2.825 per share. The Veda shares will be purchased for cash using proceeds available from senior credit facilities provided by a bank syndicate. Veda’s Board of Directors has agreed to unanimously recommend Equifax’s proposal to Veda shareholders.

Veda is the leading provider of consumer and commercial credit reporting in Australia and New Zealand. The company also operates through joint ventures in several other Asia-Pacific markets. Should the Agreement proceed to completion, the proposed transaction will be EPS accretive for Equifax.

“Veda is a well-established business with strong leadership, innovative products and services, and deep customer relationships,” said Richard F. Smith, Equifax Chairman and CEO. “This acquisition will provide a strong platform for Equifax to offer new data and analytics services in Australia and other markets in this region, using our technology and expertise developed over many years in the U.S. and the 18 other geographies in which we operate.”

The implementation of this binding agreement is subject to customary closing conditions, as well as shareholder and regulatory approvals in Australia. The acquisition is anticipated to close by the end of the first quarter of 2016.

About Equifax

Equifax is a global leader in consumer, commercial and workforce information solutions that provide businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 600 million consumers and 81 million businesses worldwide.  The company’s significant investments in differentiated data, its expertise in advanced analytics to explore and develop new multi-source data solutions, and its leading-edge proprietary technology enable it to create and deliver unparalleled customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates or has investments in 19 countries and is a member of Standard & Poor’s (S&P) 500® Index.  Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. In 2015, Forbes named Equifax one of the World’s 100 Most Innovative companies; Bloomberg BusinessWeek nominated it as one of its Top 50 companies; its CIO was named one of the top 100 by CIO magazine; the company ranked 13th in the Fintech 100 list; and it was recognized as a top 20 company to work for by the Atlanta Journal-Constitution and was named a 2015 InformationWeek Elite 100 Winner. For more information, please visit www.equifax.com.

FOR MORE INFORMATION

Dianne Bernez – Equifax PR

+1 404.885.8325

Dianne.Bernez@equifax.com

Jeff Dodge – Equifax IR

+1 404.885.8804

Jeff.Dodge@equifax.com

Australian Media Contact

Martin Debelle +61 2 8234 0100 mobile +61 4 0991 1189

mdebelle@citadelmagnus.com

Citadel-MAGNUS Communication